Exhibit 10.3
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made and entered into by and among Devin Cole (“you”) and Tyson Foods, Inc. (“Tyson”). In consideration of the mutual promises contained herein, the parties hereby agree as follows:
(1)    Termination of Employment. Effective as of midnight June 30, 2026 (your “Termination Date”) your employment with Tyson is terminated. The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you.
(2)    Consideration. The following is provided in consideration and as material inducement for your signing this Agreement, the sufficiency of which is acknowledged:
(i)     Separation Payment. Subject to your execution and non-revocation of this Agreement, Tyson will pay you a lump sum payment of Ten Million Five Hundred Seventy-Eight Thousand Nine Hundred Dollars ($ 10,578,900.00) This payment will be made after the Effective Date (as defined below), on or about July 1, 2026. This Separation Payment constitutes gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. You acknowledge and agree that you would not otherwise be entitled to this Separation Payment but for entering into this Agreement.
(ii)    Conditional Vesting of Restricted Stock, Performance Shares and Stock Options. Subject to your execution and non-revocation of this Agreement, you shall become vested in any unvested restricted stock unit awards and any unvested stock option awards that are outstanding on the Termination Date, all as provided by the terms of each specific stock incentive or award agreement with respect to a termination of employment due to retirement and as modified by a Resolution of the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., dated April 30, 2025, an appropriately redacted copy of which is attached hereto. You expressly agree and understand that any and all unvested and/or unsettled awards of Performance Stock issued to you under Award Agreements pursuant to Section 3 of the Tyson Foods, Inc. 2000 Stock Incentive Plan or to which you currently are or may have become entitled shall be forfeited, cancelled and surrendered as of the Effective Date as a condition of this Agreement.
(iii)    Separation Payment defined. The payments and benefits made pursuant to Paragraph 2(i) and (ii) are referred to throughout this Agreement as the “Separation Payment.”

(iv)    Consideration and Acknowledgment. You understand, acknowledge, and agree that the Separation Payment constitutes consideration for your execution of this Agreement and compliance with the terms herein and exceeds what you would otherwise be entitled to receive upon separation from employment in the absence of this Agreement.

Exhibit 10.3
(v)     Benefit Termination. It is understood that your coverage under all Tyson benefit plans, including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, critical illness, hospital indemnity, legal, vacation, and stock plans (with the exception of the vesting of outstanding restricted stock unit awards and stock option awards as described in Paragraph 2(ii) above), cease as of the Termination Date. With respect to Tyson’s retirement and stock plans, you understand that you will no longer be eligible to make contributions as an active participant to such plans. Notwithstanding anything to the contrary in this Agreement, your vested benefits under any plan or program of Tyson or any of its affiliated companies at or subsequent to the Termination Date (including, but not limited to the Retirement Savings Plan, Executive Life Insurance Program, and Executive Savings Plan) will be payable in accordance with such plan or program. (This subsection (v) does not include Tyson’s group medical, dental, vision, and drug plan(s) if COBRA continuation coverage is timely and properly elected by you. If you do not timely and/or properly elect COBRA continuation coverage, then your participation in those plans. shall cease in accordance with the terms of the applicable plan). You should be aware that you may have conversion, portability, or continuation rights arising under certain plans. You acknowledge that you have received and reviewed the Benefits Exit Checklist, which contains provisions notifying you of these rights and the deadlines applicable to their exercise. It is your sole responsibility to arrange for such conversion, portability, or continuation with the applicable carrier and you will be solely responsible for any costs associated with doing so, including ongoing payment of premiums.
(vi)    No Representation Regarding Taxability. Tyson makes no representation concerning the taxability of the consideration described herein, including the Separation Payment and shall have no obligation to you for any taxes, which may become due on such payment. You agree to bear all tax consequences, if any, attendant upon the payment to you of the above-recited sums. Additionally, Tyson makes no representations that the payments and benefits provided under this Agreement or otherwise in connection with your termination comply with Code Section 409A and in no event shall Tyson be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A. You further agree to hold Tyson harmless from and against any tax or tax withholdings claims, amounts, interest, penalties, fines, or assessments brought or sought by any taxing authority or governmental agency with regard to the above-recited sums.

(3)    General Release. In consideration for the Separation Payments, you, your heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge Tyson, together with Tyson’s subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), employee benefit plans or programs (including any trustees, fiduciaries, and third party service providers of such plans or programs), and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims, suits, demands, rights, damages, costs, expenses, attorney’s fees, compensation or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to your employment with and/or separation from employment with Tyson and/or any of the other Releasees and/or any other occurrence up to and including the date that you sign this Agreement, including but not limited to:

Exhibit 10.3
(i)    claims, actions, causes of action or liabilities arising under: the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”); Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Act of 1866; the National Labor Relations Act; the Labor Management Relations Act ; the Fair Labor Standards Act (“FLSA”), as amended; the Federal Occupational Safety and Health Act, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (including, for the avoidance of doubt, claims under the Executive Severance Plan of Tyson Foods, Inc. and any claims, actions, causes of action or liabilities arising in relation to that plan); the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993, as amended (“FMLA”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); the False Claims Act (including the qui tam provision thereof); the Immigration Reform and Control Act; the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act; as amended; and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); intentional or negligent infliction of emotional distress and outrage; defamation; interference with employment and/or contractual relations; wrongful or retaliatory discharge; invasion of privacy; breach of contract, express or implied; workers’ compensation retaliation claims; and any state or federal contractual, tort, or common law theory of liability or damages; and/or
(ii)    Any and all claims, rights or causes of action you may have as of the date that you sign this Agreement to or regarding any unvested and/or unsettled Performance Shares to which you currently are or may have become entitled.
(iii)    Any and all claims, rights or causes of action you may have as of the date that you sign this Agreement to or regarding any benefits, payments or awards pursuant to the terms and conditions of the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers.
(iv)    Any and all claims, rights or causes of action you may have as of the date that you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”).

Exhibit 10.3
(4)    Exclusions from General Release. Notwithstanding the above General Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers’ compensation, (iii) claims for medical conditions caused by exposure to hazards during your employment of which you were not aware before or at the time you sign this Agreement, (iv) claims arising after the date that you sign this Agreement, (v) to the extent that you participate, claims for vested or accrued benefits under a Releasee’s employee benefit plan, including but not limited to, Retirement Savings Plan, Executive Life Insurance Program, or Executive Savings Plan, (vi) Any right you may have to advancement or indemnification, including, without limitation, under any existing agreement with Tyson or its subsidiaries or affiliates or pursuant to the companies’ articles of incorporation or bylaws, as applicable or (vii) your right to file a charge, complaint, or to participate in an investigation or communicate with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission. This Agreement does not limit your right to receive an award for information provided to any government agency. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.
(5)    Employee Acknowledgments: You further agree that (i) you have been paid (or are paid by way of this Agreement or will be by your final paycheck) for all hours worked, including overtime, (ii) you have not suffered any on-the-job injury for which you have not already filed a claim, (iii) you have received all leave you requested and for which you were eligible, (iv) you have received (or are receiving by way of this Agreement) all wages, compensation, bonuses, commissions, severance, and/or other benefits due to you as of the date you sign this Agreement, other than base salary earned but unpaid as of the Termination Date, and, (v) you have returned to Tyson, or will return within 7 days following the Termination Date, all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, Tyson vehicles and any other equipment or documents, and all other physical or personal property that you received from Tyson and/or that you used in the course of your employment with Tyson and that are the property of Tyson. You acknowledge that you have held such information in trust and in strict confidence and will continue to do so, and that you have complied and will comply with Tyson’s policies regarding proprietary and confidential information.

Exhibit 10.3
(6)    Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Paragraph 3 above because, in addition to waiving and releasing the claims covered by Paragraph 3 above, you further promise and represent that (i) you have no pending lawsuits against the Releasees with any municipal, state or federal court or non-governmental entity, and (ii) you will not sue any of the Releasees or become a party to a lawsuit in any forum for any reason whatsoever relating to anything that has happened through the date that you sign this Agreement. If you break this promise, Tyson shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. You also understand, at Tyson’s option, you shall be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by Tyson in connection with any lawsuit you file. In addition to the foregoing, if you breach the covenant not to sue set forth in this paragraph, you shall, upon demand by Tyson, repay to Tyson the full gross amount of the Separation Payment made to you pursuant to this Agreement within thirty (30) days of such demand. You acknowledge and agree that the Separation Payment was made in material reliance on your promise not to sue, that such amount constitutes reasonable liquidated damages and not a penalty, and that Tyson's damages resulting from a breach of this covenant would be difficult to ascertain with certainty. Tyson's right to seek repayment under this paragraph shall be in addition to, and not in lieu of, any other rights or remedies available to Tyson at law or in equity, including its right to seek injunctive relief and recover attorneys' fees as set forth above. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.
(7)    Cessation of Authority. You further understand and agree that as of the Termination Date, you are no longer authorized to incur any expenses, obligations, or liabilities, or to make any commitments on behalf of Tyson. You also agree to submit to Tyson on or before the Termination Date, any and all expenses incurred by you through that date and disclose to Tyson any and all contracts or other obligations entered into by you on behalf of Tyson.

Exhibit 10.3
(8)    Confidentiality. You further agree, unless otherwise specifically authorized in writing by Tyson, that (i) you will hold Confidential Information, as defined below, in the strictest confidence; (ii) you will not, directly or indirectly, disclose, divulge or reveal any such Confidential Information to any person or entity; (iii) you will not use any such Confidential Information for your own benefit or benefit of any other person or entity; (iv) you will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information; (v) you will keep all terms of this Agreement confidential, except that you may make necessary disclosures to attorneys or tax advisors that you retain to advise you in connection with this Agreement and/or as may be required by law; and (vi) you will immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware. Notwithstanding the foregoing, this Agreement does not limit your ability to (and you will not breach the confidentiality provisions of this section if you) communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Tyson. Further, this Agreement does not limit your ability to disclose Confidential Information by order of a court, provided you shall promptly inform Tyson of any such order and take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order. In addition to the above obligations of confidentiality toward Tyson, you also agree to maintain as confidential any information you may possess about Tyson family members, including but not limited to the Chairman of the Board, John H. Tyson, Board of Directors Member John Randal Tyson, Board of Directors Member Olivia L. Tyson, Board of Directors Member Barbara A. Tyson, and any of their siblings, spouses, children or persons connected to the family by personal or professional relationships (the “Family”) and about whom you gathered, received, or secured information while in your role as Chief Operating Officer, whether or not such information was gathered, received or secured as a specific function of your employment with Tyson.
(i)    If you are required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, you shall notify Tyson, in writing via overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide Tyson with a copy of such court order or subpoena. The notice shall be sent to Adam Deckinger, Chief Legal & Administrative Officer, 2200 West Don Tyson Parkway, Springdale, Arkansas 72762. You agree to waive any objection to Tyson’s request that the document production or testimony be done in camera and under seal.
(ii)    The Parties agree that the terms of this Paragraph 8 and all of its subparts are a material inducement for the execution of this Agreement. Any disclosure or dissemination, other than as described above, will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief.

Exhibit 10.3
As used in this Agreement, “Confidential Information” means and includes the trade secrets, proprietary information, and/or any other information of Tyson and/or one or more of the Releasees (each, including Tyson, a “Tyson Party”), in whatever form, tangible or intangible, that is not generally known to the public and (i) is generated, collected by or utilized in the operations of the Tyson Party’s business and relates to the actual or anticipated business, research or development of the Tyson Party; or (ii) is suggested by or results from any task assigned to you or work performed by you for or on behalf of a Tyson Party. Confidential Information includes information regarding a Tyson Party’s strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to a Tyson Party’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating a Tyson Party; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium (written, electronic, oral, visual or other form).
(9)    Non-Disparagement. You further agree that you will not, for two years following the Termination Date:
(i) engage in any form of conduct, or make any statement or representation to third parties, either oral or written, that you reasonably believe is likely to become public or be distributed to third parties, which could reasonably be interpreted under the circumstances as materially disparaging, or otherwise materially impugns or impairs the reputation, goodwill or interests of a Tyson Party or the Family (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments); or
(ii) direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf.
Notwithstanding the foregoing, this Agreement does not prevent you (and you will not breach the non-disparagement provisions of this section by) (i) providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or (ii) in good faith carrying out your fiduciary obligations in your capacity as an officer or employee of a subsequent employer.

Exhibit 10.3
(iii) Tyson agrees it will instruct the Named Executive Officers listed in the most recent Proxy Statement, as well as Jacqueline Hanson, Chief People Officer, Mike Wheeler, Chief Technology Officer, Chad Martin, President Beef, Wade Brueggeman, President Pork, Kyle Narron, President Prepared Foods, Nathan McKay President Poultry, Shelby Watkins, President Cobb, and Angela Klinger, President International, not to and that it will not, for two years following the Termination Date, through any official corporate statement, communication, or action authorized by Tyson:
(a)          engage in any form of conduct, or make any statement or representation, either oral or written, that is likely to become public or be distributed to third parties, which could reasonably be interpreted under the circumstances as materially disparaging, or otherwise materially impugns or impairs your reputation, goodwill or interests, or
(b)          direct, arrange or encourage others to make any such derogatory or disparaging statements on their behalf.
For the avoidance of doubt, Tyson's obligations under this paragraph apply only to Tyson acting in its official corporate capacity, and Tyson shall not be in breach of this paragraph as a result of any statement or conduct by any employee, officer, or agent acting outside the scope of their authority or without Tyson's authorization, provided Tyson has complied with its instruction obligation above.
(10)     Non-Competition and Non-Solicitation. By this Agreement you acknowledge the terms and conditions of a Non-Competition and Non-Solicitation Agreement signed by you on or about February 20, 2024. You can review your Non-Compete and Non-Solicitation Agreement in your Workday documents.

(11)    Protected Rights.

(i) Nothing in Paragraphs 6 through 10 of this Agreement restricts or impedes, in any way, your exercising of protected rights that cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed any disclosure required by the law, regulation, or order.
(ii) Nothing in Paragraphs 6 through 10 of this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a possible violation of law or regulation to the relevant governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from cooperating in an investigation conducted by such a governmental agency or entity. You do not need prior authorization of Tyson to make any such reports or disclosures and are not required to notify Tyson that you have made such reports or disclosures.

Exhibit 10.3
(iii) You are hereby provided notice that under the 2016 Defend Trade Secrets Act : (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(12)    Breach of Confidentiality and Restrictive Covenant Provisions. You further agree and acknowledge that a breach of the Confidentiality or Non-Disparagement provisions of this Agreement, or your Non-Competition and Non-Solicitation Agreement will result in damage or loss to a Tyson Party(ies) which cannot be reasonably or adequately compensated in damages and will cause the Tyson Party(ies) irreparable injury. Accordingly, you further agree, in the event of such breach, that (i) a Tyson Party(ies) shall be entitled to apply for and receive an injunction to restrain such breach, without the need for the posting of any bond or other security, (ii) you will forfeit your right to any unpaid Separation Payment from Tyson or any of the other Releasees and, in addition, you will account for and pay over to the Tyson Party(ies) all compensation, profits, monies, accruals, increments or other benefits received by you as a direct result of any transactions constituting such breach, (iii) you shall be obligated to pay to the Tyson Party(ies) its costs and expenses in enforcing such Confidentiality, Non-Disparagement, or Non-Solicitation and Non-Competition provisions (including court costs, expenses, and reasonable legal fees), and (iv) that Tyson may enforce any and all terms, conditions, remedies or causes of action created or countenanced by your Non-Competition and Non-Solicitation Agreement and that this Agreement in no way modifies, limits or in any way restricts the applicability of the terms and conditions of your Non-Competition and Non-Solicitation Agreement. Any request by a Tyson Party for equitable relief shall not be construed to be a waiver of any other rights or remedies the Tyson Party may have for damages or otherwise.

Exhibit 10.3
(13)    Cooperation. You agree that you will cooperate with Tyson and its internal and external attorneys in the prosecution or defense of any litigation, administrative action or proceeding, regulatory proceeding, or claims (including those currently pending or brought in the future) related to, arising from, or in connection with events, matters, acts, or omissions which occurred or accrued during your time of employment and to which you may be a witness or other interested party. Your cooperation will include, without limitation, being reasonably available for meetings and interviews with Tyson’s counsel and appearing for, and providing truthful testimony in, depositions and at trial without the need for a subpoena. To the extent reasonably practicable, the Company shall coordinate with you to minimize scheduling conflicts with your then current business and personal commitments. With respect to any such depositions, interviews, or appearances, you agree to be represented by Tyson’s counsel, if and only to the extent consistent with your legal interest and counsel’s ethical obligations, and to work with such counsel in preparation therefor. In no event shall you be required to cooperate against your own legal interests. Tyson will reimburse you for all reasonable expenses, including travel costs, approved in advance and incurred in connection with such cooperation.  Further, you agree to work with Tyson to image your mobile device in the event communications or other information which could be stored on your device is requested in any litigated matter, administrative action or proceeding, regulatory proceeding, or other claim brought against the company; provided that any such imaging will be limited to information reasonably relevant to the matter, conducted in a manner designed to protect your personal, privileged, confidential, and unrelated information, and subject to reasonable advance notice regarding the timing, scope, method, and handling of any data collected.
(14)    Non-Admissions. The facts and terms of this Agreement are not an admission by the parties of liability or other wrongdoing under any law. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the Separation Payments offered hereunder.
(15)    Execution and Revocation. You have twenty-one (21) days to consider this Agreement before signing it. This offer expires and is no longer valid if you do not accept it by signing and returning this Agreement through Adobe Sign within the 21-day period.  Following your execution of this Agreement, you have seven (7) days in which to revoke this Agreement.  To be effective, the revocation shall be made in writing and delivered to and received by your manager no later than the seventh (7th) day after you execute this Agreement.  Any attempted revocation not actually received on or before the revocation deadline shall not be effective. This Agreement, in its entirety, will be void and of no force and effect if you choose to revoke it, and you will not receive the Separation Payments. If you do not revoke it, this Agreement shall, on the eighth (8th) day after execution become fully effective and enforceable (the “Effective Date”).
(16)    Severability. If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.

Exhibit 10.3
(17)    Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Arkansas shall apply without regard to choice of law principles. Any and all lawsuits, legal actions or proceedings arising out of this Agreement will be brought in Arkansas state court located in Washington County, Arkansas or the federal court of competent jurisdiction sitting in or nearest to Washington County, Arkansas, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Arkansas.
(18)    Additional Employee Acknowledgements. You hereby acknowledge and agree that:
•    You are entering into this Agreement freely, knowingly and voluntarily, and were in no manner coerced into signing it;
•    You have been advised to consult with an attorney before signing this Agreement;
•    You have read this Agreement in its entirety and understand its terms;
•    THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;
•    You understand you may take at least twenty-one (21) days to consider this Agreement before signing it;
•    You understand that you have seven (7) days after signing this Agreement to revoke it;
•    You are not otherwise entitled to the Separation Payment which you will receive in exchange for signing and not later revoking this Agreement; and
•    This Agreement is the entire agreement between you and Tyson regarding the termination of your employment with Tyson (and/or any of the other Releasees) and supersedes any and all prior representations or statements to the contrary (written or oral) regarding such termination of employment, except for the terms and conditions of the Non-Competition and Non-Solicitation Agreement, which remain in full force and effect.

Exhibit 10.3
(19)    SECTION 409A.
This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Tyson makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Tyson be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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Exhibit 10.3
SIGNATURES

Please complete this section to accept this Agreement. By signing below, you agree and intend to be legally bound to all of the terms set forth in this Agreement.
Devin Cole:	Devin Cole
Signature:	/s/ Devin Cole
Date Signed:	6/16/2026

Tyson Foods, Inc.

By: /s/Jacqueline Hanson

Title: Chief People Officer

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